Exhibit 10.25

[PepsiCo Letterhead]

October 7, 2025

BY ELECTRONIC MAIL

James Caulfield

Dear James:

    This letter agreement (this “Agreement”) describes the terms and conditions of your active employment with PepsiCo, Inc. (with its subsidiaries, divisions, affiliates, predecessors and successors, the “Company” or “PepsiCo”) and confirms the arrangements relating to your separation from the Company.

After the date of this Agreement, you will not be entitled to receive any further payments or benefits from the Company, except as specifically set forth in this Agreement or as provided for under the indemnity provisions of the Company’s By-laws and director and officer liability insurance policies.

1. Status and Responsibilities.

Effective November 10, 2025, you will relinquish your position as Executive Vice President and Chief Financial Officer, PepsiCo, all other appointments and offices you hold with the Company, including your role as an executive officer of PepsiCo, Inc., and your position with any third-party organizations in which you represent the Company. You will continue your active employment with the Company through May 15, 2026 (your “Retirement Date”) and your employment with the Company will terminate on your Retirement Date.

2. Payments and Benefits.

    (a)    Salary. You will continue to receive your base salary at your current rate, less applicable withholding, through your Retirement Date. Payments will be administered through normal payroll procedures and will be paid at normal payroll intervals.

(b)    Annual Bonus. In accordance with the terms of the PepsiCo, Inc. Executive Incentive Compensation Plan, you will be eligible for a 2025 annual bonus and a 2026 annual bonus (your 2026 bonus will be pro-rated based on the number of months worked in 2026 prior to your Retirement Date), calculated and paid in the ordinary course

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October 7, 2025

based on actual performance, determined under the same evaluation process that applies to other senior executives. The amount of your 2025 and 2026 annual bonus is subject to approval by the Compensation Committee of the Board of Directors of the Company (the ”Compensation Committee”).

(c) Long-Term Incentives. Under the PepsiCo long-term incentive plans (collectively, the “LTIP”), your outstanding 2023 and 2024 performance stock units (“PSUs”) and long-term cash (“LTC”) awards will vest and pay out in the ordinary course in accordance with the terms of each award, subject to the certification of applicable performance results by the Compensation Committee.

Subject to Compensation Committee approval in February 2026, you will be eligible to receive a 2026 long-term incentive award, expected to be granted on or around March 1, 2026. The target value of your 2026 long-term incentive award will be consistent with your 2025 long-term incentive award granted on March 1, 2025. Apart from the aforementioned long-term incentive award, you will not receive any further long-term incentive awards.

Except as expressly set forth in Section 4 of this Agreement, in all cases the terms and conditions of the PSUs and LTC awards as set forth in the official award agreements and applicable LTIP plan documents shall control and nothing in this Agreement shall be construed as a modification of the terms and conditions of your PSUs or LTC awards or an additional grant of PSUs or LTC awards.

You will continue to be subject to PepsiCo’s Insider Trading Policy and PepsiCo’s stock ownership guidelines, in each case, in accordance with the terms thereof.

    (d)    Personal Benefits (Health, etc.). You and your eligible dependents will continue to be covered under most of the Company's group benefit coverages applicable to active employees (medical, dental, vision, health care reimbursement account, health savings account, life insurance, accident insurance, and group legal services) through your Retirement Date and subject to your benefit elections. After your Retirement Date, you and your covered dependents will be eligible to elect continued health benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

    (e)     Retirement Plans. You will be eligible to retire from the Company as of your Retirement Date under the normal terms and conditions of the PepsiCo Employees Retirement Plan I (the “Pension Plan”) and the PepsiCo Pension Equalization Plan (the “PEP” and together with the Pension Plan, the “Retirement Plans”). In addition, you will continue to be eligible to participate in the PepsiCo Savings Plan (the “Savings Plan”),

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October 7, 2025

and, if applicable, the PepsiCo Automatic Retirement Contribution Equalization Plan (the “ARC Equalization Plan”) through your Retirement Date.

(f)    Company Car. You will continue to be eligible to participate in PepsiCo’s Executive Car Program through your Retirement Date. Payments will be administered through normal payroll procedures and will be paid at normal payroll intervals.

3. Return of Company Property.

On or before your Retirement Date, you shall return to the Company any Company property in your possession, including Company information, however stored (i.e., hard-copy documentation or electronically stored information on whatever media or in whatever format) and tangible equipment. This includes but is not limited to Confidential Information (as defined in Section 4 below), other information regarding the Company’s business plans, programs, processes, methods or decisions, as well as credit cards, keys, identification cards, cellular phones, pagers, iPhones, iPads, fax or computer equipment, etc. Any credit cards issued to you by the Company will be discontinued as of your Retirement Date. To the extent you have or discover any such Company property (including Confidential Information) stored on any personal digital assistant, personal cell phone, personal computer, personal iPad, personal email or cloud accounts, or any other storage device either before or following your Retirement Date, you agree to promptly provide a copy of all such property and information to the Company and to permanently delete all such property and information from such personal devices and accounts unless directed otherwise by the Company.

4.  Confidentiality.

(a)You agree that you will not copy, remove, or in any way use, disclose or give to others any of the Company’s Confidential Information. This obligation specifically prohibits, among other things, the copying, recreation, use or disclosure of Confidential Information for the benefit of a competitor or on behalf of any person or entity preparing to compete with the Company. These obligations do not prohibit your use of generally available knowledge, skill and education that is not specific to the Company or its business relationships but is instead knowledge generic to the industry or your profession. “Confidential Information” consists of information and compilations of information, in any form (tangible or intangible), related to the Company’s business and of value to it that you first gain knowledge of or access to as a consequence of your employment with the Company if the Company has not made it public or authorized public disclosure of it and it is not readily available through lawful and proper means to the public or others in the industry who have no obligation to keep it confidential. Confidential Information includes, but is not limited to, technical or non-technical data, a formula (including cost and/or pricing formula), pattern (including pricing and discount history), compilation, program, device, method (including cost and/or pricing methods,

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October 7, 2025

marketing programs and operating methods), technique, drawing, process, financial data, or list of actual or potential customers or suppliers. You agree that, pursuant to Paragraph 3 above, you will retain no copies or records of Confidential Information after your employment with the Company ends. You acknowledge that during the course of your relationship with the Company, you have learned important Confidential Information related to the Company’s business. You also acknowledge that such Confidential Information is not generally available to the public and includes, but is not limited to, information about the Company’s customers (e.g., names, contacts, requirements, nature of accounts, terms, rates and prices, and costs), operations (e.g., production, marketing and distribution processes, techniques, methods and plans), and finances and business (e.g., information regarding ownership; information regarding personnel entrusted to you in confidence as part of your job duties; sources, availability and cost of supplies and materials; financial data relating to projected and historical sales, income, expenses, profits and general financial standing). You understand and agree that: (1) “Confidential Information” protected in this or any other agreement or release that the Company has presented you is hereby amended to exclude information protected under subpart (b) of this Section 4 (“Excluded Information”); (2) the Company will not seek to enforce terms or pursue penalties or claims for damages based on conduct involving Excluded Information; and (3) notwithstanding this Section 4(a), nothing in this Agreement bars you from engaging in the activities as described in Section 4(b), below.

(b) You understand and acknowledge that nothing in this Agreement or in any other confidentiality provision to which you may be subject as a result of your employment with the Company:
i.Limits or affects your right to disclose or discuss sexual harassment or sexual assault disputes;
ii.Limits your rights to make truthful statements or disclosures about any facts and circumstances related to any claim or allegation of unlawful or unsafe conduct or practices by the Company;
iii.Limits or affects your right to challenge the validity of this Agreement under the ADEA;
iv.Bars your from giving testimony pursuant to a compulsory legal process or as otherwise required by law;
v.Prevents a non-management, non-supervisory employee from engaging in protected concerted activity under §7 of the NLRA or similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refuse to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, unless the information was

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October 7, 2025

entrusted to the employee in confidence by the Company as part of the employee’s job duties;
vi. Limits your right to speak with law enforcement, the Equal Employment Opportunity Commission, the New York state division of human rights, a local commission of human rights, the New York Attorney General, or an attorney retained by you regarding any factual information related to any future claim of unlawful discrimination, including discriminatory harassment or retaliation, by the Company; or
vii.Prohibits you from, without notice to the Company, filing a complaint or charge with a government authority, recognized self-regulatory organization or law enforcement agency (including, but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration and the Securities and Exchange Commission), communicating with a government authority, recognized self-regulatory organization or law enforcement agency, providing information to a government authority, recognized self-regulatory agency or law enforcement agency, participating in government authority, recognized self-regulatory organization or law enforcement agency investigations, or testifying in government authority, recognized self-regulatory organization or law enforcement agency proceedings, concerning any possible legal violations or from receiving a monetary award for information provided to a government agency, recognized self-regulatory authority or law enforcement agency.

The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by the privilege.

Further, notwithstanding any confidentiality provision to which you may be subject, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

James Caulfield
October 7, 2025

5. Non-Competition.

(a) You agree that you will not, without the prior written consent of the Company, directly or indirectly, either as an employee, consultant, contractor, investor, agent or in any other capacity:

(i)Beginning on your Retirement Date and thereafter through twelve (12) months following your Retirement Date, render the same or similar services as the services you provided for the Company (collectively “Competitive Services”) to or for any person or business entity that sells, distributes, manufactures or develops Covered Products (a “Competitor”) anywhere in the United States or in any other country where a Competitor competes with a Company business for which you provided material services or assistance;
(ii)Beginning on your Retirement Date and thereafter through twelve (12) months following your Retirement Date, recruit, hire, solicit or induce, or attempt to recruit, hire, solicit or induce, any Covered Employee or contractor of the Company to terminate their employment with or otherwise cease or reduce their relationship with the Company; or
(iii)Beginning on your Retirement Date and thereafter through twelve (12) months following your Retirement Date, knowingly engage in any conduct on behalf of yourself or another business entity that is intended to cause or could foreseeably cause Covered Customers or Covered Suppliers to cease or reduce doing business with the Company.

(b) As used in this paragraph: three (3) years prior to the Retirement Date is the “Look Back Period.” “Covered Employees” are those Company employees you supervised, worked with, gained knowledge of, or obtained or had access to Confidential Information about during the Look Back Period. “Covered Customers” and “Covered Suppliers” are those you engaged with, supervised dealings with, or obtained or had access to Confidential Information about during the Look Back Period. If New York law controls, a Covered Customer will not include a customer of the Company that was a pre-existing customer of yours that became a customer of the Company solely as a result of your contact and business development efforts with the customer prior to and independent from your employment with the Company. “Covered Products” are the types of products, with respect to which you provided services for the Company or about which you obtained or had access to Confidential Information during the Look Back Period, and that were produced, marketed, sold, licensed or, to your knowledge, under development by a business of the Company, including, without limitation, any product that falls into one or more of the following categories: (i) in-home and commercial beverage systems, consumables, carbon dioxide gas refills, and ready-to-drink beverages, including without limitation carbonated soft drinks, tea, water, juices, juice drinks, juice products, sports drinks, energy drinks, alcoholic beverages, and coffee drinks; (ii) dairy products;

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October 7, 2025

(iii) snacks, including salty snacks; fruit and vegetable snacks; dips and spreads; nuts; sweet snacks; meat snacks; granola, nutrition and cereal bars; and cookies; (iv) hot cereals and ready-to-eat cereals; (v) pancake mixes and pancake syrup; (vi) grain-based and/or grain-alternative/grain-free food products; (vii) pasta products; (viii) rice products; or (ix) sports performance nutrition products, including without limitation energy, protein, carbohydrate, nutrition and meal replacement chews, bars, powders, gels, drinks, or drink mixes.

(c) The provisions of this Section 5 shall not apply to prevent you and your immediate family from collectively being holders of up to five percent (5%) in the aggregate of any class of securities of any corporation engaged in the prohibited activities described above, provided that such securities are listed on a national securities exchange or registered under securities laws of Canada or the United States.

(d) Notwithstanding this Section 5, nothing in this Agreement bars you from engaging in the activities described in Section 4(b) above.

6. Non-Disparagement.

Except as permitted by Section 4(b) of this Agreement, you agree not to make any derogatory, disparaging or negative remarks, written or oral, regarding the Company or any of its officers, directors, employees, representatives, suppliers, customers, clients, products, or services to any third person or otherwise make any comment or communication casting such parties referenced in this Section 6 in a negative light.

For the avoidance of doubt, the non-disparagement obligation in this Agreement does not prevent you from exercising the right to speak with law enforcement, the Equal Employment Opportunity Commission, the New York state division of human rights, a local commission of human rights, the New York Attorney General, or an attorney retained by you regarding any factual information related to any future claim of unlawful discrimination, including discriminatory harassment or retaliation, by the Company.

James Caulfield
October 7, 2025

7. Irreparable Harm, Reasonableness, Other Agreements.

    You acknowledge that your breach or threatened breach of the terms of Sections 3, 4, 5 or 6 of this Agreement would result in material and irreparable injury to the Company, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, the Company shall be eligible for injunctive relief in the event you breach or threaten breach of any of the terms contained in Sections 3, 4, 5 or 6 of this Agreement. In addition, you shall be required to indemnify and hold the Releasees (as defined below) harmless from any litigation cost (including attorneys’ fees) incurred by them arising out of your breach or threatened breach of any terms contained in Sections 3, 4, 5, or 6 of this Agreement. The undertakings and obligations contained in Sections 3, 4, 5, 6 and 7 shall survive the termination of this Agreement, provided that you in all events retain at least $500 of benefits under this Agreement. Further, nothing in this Section is intended to bar you from, without notice to the Company, engaging in any of the activities described in Section 4(b) of this Agreement.

You agree that the covenants you have made in Sections 3, 4, 5 and 6 are reasonable with respect to their duration and description.

You acknowledge that, except as expressly set forth in Section 4(b), Sections 3, 4, 5, and 6 are not intended to supersede or limit your obligations under other agreements, which may be different from those contained in such sections. Other such agreements may include confidentiality, non-disclosure, trade secret or assignment-of-invention agreements previously executed by you in favor of the Company. You affirm and agree to be bound by the terms and provisions of such documents if you previously executed such documents. Except as expressly set forth in Section 4(b), any such agreement(s) shall remain in full force and effect and are incorporated herein by reference and made a part of this Agreement.

8.    Releases.

    In consideration of your continued employment through the Retirement Date and the benefits and compensation to be paid or provided pursuant to this Agreement, which you acknowledge and agree you are not otherwise entitled to, you hereby both now and by ratifying this Agreement within twenty-one (21) days following your Retirement Date release and discharge the Company, any related or successor corporation or other entity, its employee benefits plans and programs, and all of their respective past, present and future officers, directors, employees, agents, representatives, stockholders, trusts, plan sponsors, fiduciaries, administrators, and trustees, as well as the past, present, and future officers, directors, employees, agents, representatives, and stockholders of each such plan sponsor, fiduciary, administrator or trustee (collectively, the “Releasees”) from any and all claims, losses, expenses, liabilities, rights, and entitlements of every kind and description (collectively referred to as “Claims”), you may have or have had or may later

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October 7, 2025

claim to have had against any Releasee arising out of anything that has occurred up through the later of (i) the date you sign this Agreement, or (ii) the date you subsequently ratify this Agreement. This release applies, whether such Claims are known or unknown, including without limitation, any Claims arising out of or related to your employment with the Company or your separation from employment with the Company. This release includes, but is not limited to, any Claims for back pay, attorneys’ fees, reinstatement, personal injuries, wrongful termination, negligence, emotional distress, defamation, breach of contract (express or implied), breach of any covenant of good faith and fair dealing (express or implied), breach of fiduciary duty, or for recovery of any losses or other damages to you or your property or plan interests or for any equitable relief based on any alleged unlawful discrimination, harassment, retaliation, or failure to accommodate or engage in the interactive accommodation process; the terms and conditions of employment; compensation and benefits; denial of substantive rights, and/or the termination of employment in violation of state or federal law, such as (but not limited to) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Equal Pay Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Uniformed Services Employment and Reemployment Rights Act, the National Labor Relations Act (“NLRA”), the New York Human Rights Law, the New York Equal Rights Law, the Westchester County Human Rights Law, as these laws may be amended from time to time; and all other applicable federal, state and local laws, regulations, administrative guidance, and ordinances providing protections similar to those provided under the above-specified laws, or under any common law doctrine; and under any Company policy, practice, procedure, collective bargaining agreement, or grievance procedure.
    This release of claims does not apply to (a) any claims or rights that may arise after you sign and/or ratify this Agreement; (b) the Company’s expense reimbursement policies; and (c) any claims that the controlling law clearly states may not be released by private agreement. Further, this Agreement does not release any pension plan from any individual (i.e., non-class action) Claims for accrued and vested tax-qualified pension benefits as determined under the express terms of the Company’s applicable and governing plans (based on the formal written plan terms effective and adopted by the date of this Agreement, but giving effect to the plan fiduciary’s right of discretionary interpretation of such terms and expressly barring all claims for breach of fiduciary duty and claims for welfare benefits). Notwithstanding this Section, nothing in this Agreement prevents you from, without notice to the Company, engaging in any of the activities described in Section 4(b) above (including receiving an award for information provided to a governmental agency).
You represent and warrant that to date you have (a) received any and all wages owed for work performed for the Company, (b) not been made aware of any facts or circumstances which might constitute a violation of PepsiCo’s Code of Conduct or its

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October 7, 2025

corporate policies that you have not reported, (c) reported to the Company any and all work-related injuries or occupational disease incurred by you during your employment by the Company, (d) been properly provided any leave requested because of your or a family member’s health condition or military service and have not been subjected to any improper treatment, due to a request for or taking such leave, and (e) no pending claim against the Company or any other Releasee for sexual assault; sexual harassment; or unlawful workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or act of retaliation against a person for reporting or opposing harassment or discrimination whether or not filed in a court or government agency proceeding, in an alternative dispute resolution forum, or through the Company’s internal complaint process.
9. Covenant Not to Sue.

    You promise not to file, pursue, participate in or be part of a lawsuit or arbitration proceeding asserting any claims that are covered by and not expressly excluded from the release of Claims above. You agree that if you breach this promise not to sue or fail to comply with your obligations under this Agreement, the Company (a) may terminate your employment and any continued eligibility for benefits and compensation provided under this Agreement that you would not otherwise be entitled to (including, for the avoidance of doubt, any pro-rata 2026 bonus and/or any 2026 long-term incentive award), and (b) shall be entitled to recover all such benefits previously paid to you except for $500, which you will retain as consideration for the Release in Section 8 above. Alternatively, at the Company’s option, you shall be required to indemnify and hold the Releasees harmless from any loss, cost, damage or expense (including attorney’s fees) incurred by them arising out of your breach of this covenant not to sue. Although you agree that you are releasing claims under the ADEA, this promise not to sue shall not apply to any Claim to enforce this Agreement or to challenge the validity of this Agreement under the ADEA. This provision is not intended to preclude otherwise available recovery of attorneys’ fees or cost specifically authorized under applicable law. Notwithstanding this Section, nothing in this Agreement prevents you from, without notice to the Company, engaging in any of the activities described in Section 4(b) above (including receiving an award for information provided to a governmental agency).

10. Consideration and Revocation of the Agreement.

You understand and acknowledge that you have had the opportunity to seek, and you hereby are advised in writing to seek, legal counsel prior to signing this Agreement. You further understand and acknowledge that you have at least twenty-one (21) days from the date you received this Agreement and any attached information to consider the terms of this Agreement before signing it (“Consideration Period”). In the event you choose to sign this Agreement prior to the expiration of the Consideration Period, you represent that you are knowingly and voluntarily waiving the remainder of the Consideration Period. You acknowledge and represent that the Company has made no

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October 7, 2025

threats or promises to induce you to sign earlier. You understand that having waived some portion of the Consideration Period, the Company may expedite the processing of benefits provided to you in exchange for signing this Release. You agree with the Company that changes, whether material or immaterial, do not restart the running of the Consideration Period. You also understand that, for a period of up to and including 7 calendar days after the date you sign this Agreement, you may revoke this Agreement (“Revocation Period”). You understand that this Agreement will not be effective until after this Revocation Period has expired, and you will not be entitled to receive any benefits provided under this Agreement until after the Agreement becomes effective. If the Revocation Period expires on a weekend or holiday, you understand that you have until the end of the next business day to revoke. You agree to return your signed Agreement and any written revocation to the undersigned Company representative.

11. Miscellaneous.

(a)     Anything to the contrary herein notwithstanding, the Company shall, and is hereby authorized to, withhold or deduct from any amounts payable by the Company to you, your beneficiary or your legal representative under this Agreement, any federal, state or municipal taxes, social security contributions or other amounts required to be withheld by law, and to remit such amounts to the proper authorities. The Company is also hereby authorized to withhold or deduct appropriate amounts with respect to any benefit plans or programs or other elections made by you.

    (b)     Except as otherwise permitted by Section 4(b) of this Agreement, you agree to provide accurate information or testimony or both in connection with any legal matters if so requested by the Company. Additionally, if requested by the Company, you agree to make yourself available upon request to provide such information and/or testimony, in a formal and/or informal setting in accordance with the Company’s request, subject to reasonable accommodation of your schedule and reimbursement of reasonable expenses, including reasonable and necessary attorney fees (if independent legal counsel is reasonably necessary).

(c)     If this letter correctly sets forth the Agreement between you and PepsiCo, please sign and return your signed Agreement. You may sign the Agreement by handwriting or typing your signature in the space provided below. By typing your name below, you understand that you are (a) accepting the terms and conditions of the Agreement, and (b) agreeing that your typed name is your electronic signature and valid to demonstrate acceptance of this Agreement.  You further understand and agree that your electronic signature is as legally binding as an ink signature. If you manually sign the Agreement, please scan your signed Agreement, and return it by email or mail it to the undersigned Company representative. You may also email or mail your signed Agreement with a typewritten signature.

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October 7, 2025

(d)    This Agreement, including all attachments, contains all of the undertakings and agreements between the Company and you pertaining to your separation from the Company and supersedes all previous undertakings and agreements, whether oral or in writing, between the Company and you pertaining to your separation from the Company. No provision of this Agreement may be changed or waived unless such change or waiver is agreed to in writing, signed by you and a duly authorized employee of the Company. Except as otherwise specifically provided in this Agreement, no waiver by either the Company or you of any breach by the other of any condition or provision shall be deemed a waiver of a similar or dissimilar provision or condition at the same time or any prior or subsequent time. This Agreement is not, and shall not be interpreted or construed as, an admission or indication that the Company has engaged in any wrongful or unlawful conduct of any kind.

    (e)     No rights or obligations under this Agreement can be assigned or transferred by you, except as they may be transferred by will or by operation of law. This Agreement shall be binding upon and shall be for the benefit of the Company, its successors and assigns and you and, in the event of your death, your estate or legal representative.

    (f)     The parties to this Agreement mutually agree that if any clause of this Agreement, except the release of claims in Section 8 above, should ever be determined to be unenforceable, this will not affect the enforceability of any other clause or the remainder of this Agreement. If an authorized court or authorized arbitrator (“adjudicator”) determines that a restrictive covenant applicable to you cannot be enforced as written in some part (such as time, scope of activity, or geography), the parties agree to the adjudicator’s enforcement of the restrictions in the covenant to such lesser extent as would make the obligation reasonable and enforceable, and/or to the reformation of the restriction to make it enforceable. Moreover, the adjudicator shall interpret and reform the otherwise unenforceable provision to make it enforceable so as to comply with legal requirements and the intent of the parties. You hereby agree that the Company will have the right, through a written notice to you, to rescind any restriction placed upon you or to reduce the boundaries of any restriction applicable to you under this Agreement (such as time, scope of activity, or geography) at any time as it deems necessary to make the restriction reasonable and enforceable, and if this occurs the Agreement will be interpreted and applied as if such reduction was in the Agreement as originally entered into by the parties.

           (g)    The parties intend that you will continue to provide substantial services to the Company through your Retirement Date, such that a “separation from service” will not occur under Section 409A of the Internal Revenue Code (“Section 409A”) until your Retirement Date, and that this Agreement will be interpreted so that (i) each installment of salary shall be deemed a separate payment of current compensation for purposes of Section 409A payable at standard payroll intervals, (ii) salary, annual bonus amounts,

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October 7, 2025

PSUs and stock option rights (if any), will be exempt from Section 409A to the maximum extent possible as current compensation, short term deferrals or under the exemptions for options or separation pay under Treas. Reg. § 1.409A-1(b)(9)(iii), or shall comply with the Section 409A payment rules to the extent that they are not otherwise exempt from Section 409A, (iii) reimbursements and in-kind benefits, to the extent not exempt from Section 409A, will comply with Section 409A by the Company’s completing all payments not later than the calendar year after the related expense is incurred, and by the amount eligible in a year not affecting those eligible in any other year, and the payments not being eligible for liquidation or exchange, and (iv) any reduction under this Agreement of payments which you would otherwise receive, for amounts owed to the Company shall apply to payments that are subject to Section 409A only to the extent permissible under Section 409A.  In addition, the parties intend that this Agreement will be interpreted so that ARC Equalization Plan and PEP benefits will comply with Section 409A.  In the case of payments of Section 409A compensation related to separation from service, compliance with Section 409A will include a six-month delay in the commencement of such payments to the extent required for Key Employees (as defined in Section 409A and consistent with the Company’s other Section 409A plans). In addition, the Agreement will also be interpreted to permit the Pension Plan and the Savings Plan to retain their status as tax-qualified plans.  However, you acknowledge and agree that the Company does not guarantee any particular tax treatment and that you are solely responsible for any taxes that you owe as a result of this Agreement.

    (h)     Unless federal law governs, this Agreement shall be governed by and construed in accordance with the laws of the State of New York. The captions are utilized for convenience only, and do not operate to explain or limit the provisions of this Agreement.

(i)     While every attempt has been made to ensure the accuracy of the information in this Agreement, in the event of a discrepancy between the information in (i) this Agreement and (ii) the terms of the applicable plan document, the terms of the official plan document shall control.

James Caulfield
October 7, 2025

By signing below, you acknowledge and agree that you have read this Agreement; that you fully understand this Agreement and its legal and binding effect; that you were not coerced into signing it and are acting voluntarily, deliberately, and of your own free will in signing this Agreement; and that the Company has provided you with all information needed to make an informed decision to sign this Agreement, notice of and an opportunity to retain an attorney, and an opportunity to ask questions. We would appreciate you indicating your understanding and acceptance of this Agreement by signing below.

    Very truly yours,

    PepsiCo, Inc.

    By:    /s/ Becky Schmitt
        Becky Schmitt
        Executive Vice President and
        Chief People Officer

The undersigned agrees to and accepts the terms
and provisions of the foregoing Agreement.

/s/ James Caulfield
James Caulfield

October 8, 2025
Date

TO BE COMPLETED ON OR WITHIN TWENTY-ONE (21) DAYS FOLLOWING THE RETIREMENT DATE.

The undersigned hereby ratifies this Agreement as of the date written below.

___________________________________________
James Caulfield

___________________________________________
Date